EXHIBIT 10.2

OTTER TAIL CORPORATION
1999 STOCK INCENTIVE PLAN

AMENDMENT TO 2013 PERFORMANCE AWARD AGREEMENT

Effective September 23, 2014

This PERFORMANCE AWARD AGREEMENT AMENDMENT (the “Amendment”) is effective as of September 23, 2014 between Otter Tail Corporation, a Minnesota corporation (the “Corporation) and you, as an employee of the Corporation.

WHEREAS, the Corporation granted to you a Performance Award Agreement effective as of April 8, 2013 (the “Agreement”), representing the right to receive a specified number of the Corporation’s Common Shares, par value $5.00 per share (the “Shares”), as set forth in the Performance Award Certificate attached to the Agreement and subject to the terms and conditions set forth in the Agreement, the Performance Award Certificate and the Otter Tail Corporation 2013 Stock Incentive Plan (the “Plan”).

WHEREAS, Section 3 of the Plan provides that the committee administering the Plan (the “Committee”) has full power and authority, subject to the express provisions of the Plan and applicable law, to amend the terms and conditions of any award granted under the Plan.

WHEREAS, pursuant to Section 3 of the Plan, the Committee has determined to amend the Agreement to provide that the Shares will vest differently upon certain events.

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement or the Plan, as applicable.

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree to amend the Agreement as follows:

1. Section 4 of the Agreement is hereby amended in its entirety to read as follows:

“4. Forfeiture; Early Vesting. Notwithstanding the provisions of Section 3 of this Agreement, in the event your employment is terminated during the Performance Period, the Performance Award and your right to receive any Shares shall be immediately and irrevocably forfeited, unless such termination is by reason of:

(a)                disability (as determined under any long-term disability program then maintained by the Corporation or any of its Affiliates that is applicable to you),

(b)               retirement (as determined by the Committee), provided you are at least 62 years old at the time of such retirement, or

                               (c) death.

In the event your employment is terminated during the Performance Period for one of the reasons enumerated in clauses (a) through (c) above, then you or your estate shall be entitled to receive a payment of the Performance Award based on, and assuming that, the performance goal would be achieved at the Target level, as set forth in Exhibit 1 to this Agreement. Such payment shall be made as soon as administratively feasible following your separation from service. If payment of Shares is made pursuant to clause (a) or (c) above, no further payment shall be made pursuant to Section 3 or any other provision of this Agreement. If payment of Shares is made pursuant to clause (b) above, then you or your estate shall also be entitled to receive a payment, if any, based on the performance of the Company against the performance goal as set forth in, and at the time specified in, Section 3 of this Agreement, reduced by the number of Shares paid to you upon retirement.

3. No other terms or conditions of the Agreement are amended hereby, and all such terms and conditions of the Agreement shall remain in full force and effect.

4. The terms, provisions and agreements that are contained in this Amendment shall apply to, be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives and permitted successors and assigns, subject to the limitations on assignment expressly set forth in the Agreement.

The parties have caused this Amendment to be signed and delivered as of the date set forth above.

OTTER TAIL CORPORATION

By:	/s/ Paul Knutson
Paul Knutson
Vice President of Human Resources

By:	/s/ Edward J. McIntyre
Edward J. McIntyre

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